Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Motorcar Parts of America, Inc.
Torrance, California

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Motorcar Parts of America, Inc. (the “Company”), of our reports dated August 23, 2011, relating to the combined financial statements of Fenwick Automotive Products Ltd. and Introcan Inc., included in the Company’s Current Report on Form 8-K dated September 13, 2011 for the year ended March 31, 2011.

We also consent to the reference to us under the caption “Experts” in the related Prospectus.

/s/ BDO Canada LLP

Chartered Accountants, Licensed Public Accountants
Mississauga, Canada

September 3, 2013